 eExhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-203384, 333-226490 and 333-259666) and in Registration Statements on Form F-3 (No. 333-211065, 333-225789 and 333-262401), of our report dated April 6 2022, relating to the financial statements of Check-Cap Ltd. (the “Company”) and the effectiveness of Check-Cap Ltd.’s internal control over financial reporting appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2021.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.
Certified Public Accountants
A Firm in the Deloitte Global Network

Tel Aviv, Israel
April 6, 2022